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                                                                     Exhibit 8.2

                              Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022

                                                  June 11, 1998

Citicorp
399 Park Avenue
New York, New York 10043

                  Agreement and Plan of Merger by and between Travelers Group Inc. and Citicorp dated as of April 5, 1998

Ladies and Gentlemen:

     You have requested our opinion as to certain United States federal income tax consequences of the merger (the "Merger") of Citicorp, a Delaware corporation ("Citicorp") with and into Citi Merger Sub, Inc., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Travelers Group Inc., a Delaware corporation ("Travelers"). The Merger is being consummated pursuant to the Agreement and Plan of Merger by and between Travelers and Citicorp dated as of April 5, 1998, as amended by the Letter Agreement dated June 8, 1998, by and among Travelers, Citicorp and Merger Sub (together, the "Merger Agreement"). Unless otherwise defined, capitalized terms used herein have the meanings assigned to them in the Merger Agreement.

     In connection with rendering our opinion, we have reviewed the Merger Agreement, including the Exhibits thereto, the Joint Proxy Statement and Prospectus prepared with respect to the Merger (the "Joint Proxy/Prospectus") and such other documents and corporate records as we have deemed necessary or appropriate as a basis therefor. We have assumed that the representations and warranties contained in the Merger Agreement were true, correct and complete when made and will continue to be true, correct and complete through the Effective Time, and that the Parties have complied with and, if applicable, will continue to comply with the covenants contained in the Merger Agreement. We also have assumed that statements as to factual matters contained in the Joint Proxy/Prospectus are true, correct and complete, and will continue to be true, correct and complete through the Effective Time. Finally, we have relied on the representations made by Travelers and Citicorp in Tax Certificates provided to us dated June 11, 1998, and we have assumed that such representations will continue to be true, correct and complete through the Effective Time.

     Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will be consummated in accordance with the terms of the Merger Agreement, it is our opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, that each of Citicorp, Merger Sub and Travelers will be a party to such reorganization within the meaning of Section 368(b) of the Code. Furthermore, we hereby confirm that the discussion set forth under the caption "The Merger -- Federal Income Tax Consequences of the Merger" in the Joint Proxy/Prospectus, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and qualifications set forth therein, is our opinion as to the material United States federal income tax consequences of the Merger as a reorganization.

     No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice and
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we do not undertake to advise you as to any future changes in United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

     We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement on Form S-4 of Travelers, of which the Joint Proxy/Prospectus is a part, and to the use of our name in the sections entitled "The Merger -- Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Joint Proxy/Prospectus.

                                          Very truly yours,

                                          /s/ Shearman & Sterling